Exhibit 10.7

SHIPMANAGEMENT AGREEMENT

This Shipmanagement Agreement is entered into this 30th January, 2018

BETWEEN

(1) VOYAGEURS SHIPPING CO. LTD a company organized and existing under the laws of Liberia having its registered office at 80, Broad Street, Monrovia, Liberia (hereinafter referred to as “the Owners”); and

(2) C TRANSPORT MARITIME S.A.M., a corporation organized and existing under the Laws of the Principality of Monaco, having its registered office at 7 Rue du Gabian, 98000 Monaco (hereinafter referred to as “the Managers”), the Owners and the Managers hereinafter referred to as "the Parties" and each as a "Party".

1.       Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

"Crew Support Costs" means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick-pay, study pay, recruitment and interviews.

“ISM Code” means the International Safety Management Code for the Safe Operation of ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO).

“Management Fees” means the Basic Management Fees provided under Annex A.

“Management Services” means the management services provided under Clauses 3.A. and 3.B., which shall mean all of them or any of them as the context may require.

“Qualifying IPO” means the completed initial public offering, as approved by the board of directors of GoodBulk Ltd, of all or a portion of the authorised shares (irrespective of their class or category) issued, or to be issued, by GoodBulk Ltd. pursuant to which authorised shares have been listed for trading on the New York Stock Exchange or the Nasdaq in the United States of America (or any other internationally recognized stock exchange).

“IPO Date” means the date on which a Qualifying IPO occurs.

“Severance Costs” means the costs which the employers are legally obliged to pay to or in respect of the crew as a result of the early termination of any employment contract for service on the vessel.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and as it may further be amended or supplemented.

"Vessel" means the M.V. Voyageurs (IMO No. 9300570) to be renamed MV Aquavoyageurs, which will be registered in the ownership of the Owners, under the Liberian flag with the Liberian Ships Registry.

This Agreement (with its Annex A) contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations and agreements on any matter hereof.

Words importing the plural shall include the singular and vice-versa.

2.       Appointment of Managers

With effect from the date of delivery of the Vessel to the company “Voyageurs Shipping Co. Ltd.” which delivery is the “Effective Date”, and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the managers of the Vessel.

3.       Basis of Agreement

Subject to the terms and conditions herein provided, during the term of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to carry out any and all functions pertaining to the Management Services provided herein below, to take such actions and perform all such acts and things as they may from time to time in their absolute discretion consider to be necessary or appropriate to enable them to perform this Agreement in accordance with sound ship management practice.

A.       In their capacity as Managers of the Vessel and subject to the terms and conditions hereafter provided, the Managers are entrusted with the following Management Services:

3.A.1       Crew Management (See also Clause 10)

The Managers shall provide adequate and properly qualified crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:

(i)	selecting and engaging the Vessel’s crew, including payroll arrangements, pension administration, and insurances for the crew other than those insurances mentioned in Clause 6;

(ii)	ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the crew and employment regulations including crew’s tax, social insurance, discipline and other requirements;

(iii)	ensuring that all members of the crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag state requirements the medical certificate shall be dated not more than three months prior to the respective crew members leaving their country of domicile and maintained for the duration of their service onboard the Vessel;

(iv)	ensuring that the crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v)	arranging transportation of the crew, including repatriation;

(vi)	training of the crew and supervising their efficiency;

(vii)	conducting union negotiations (if applicable);

(viii)	operating the Managers’ drug and alcohol policies.

3.A.2      Technical Management.

The Managers shall provide technical management which includes, but is not limited to, the following functions:

(i)	provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii)	arrangement and supervision of dry-dockings, repairs, alterations and the upkeep of the Vessel to the standards required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

(iii)	appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(iv)	arranging transportation of Managers’ shore personnel when servicing the Vessel;

(v)	at least two visits per year to the Vessel by superintendents or other qualified employees of the Managers;

(vi)	implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code and the Vessel compliance with the requirements of the applicable flag state and the ISPS code;

(vii)	In the event that the Managers’ superintendents or other qualified employees visit the Vessel in excess of thirty (30) days in any calendar year (and pro rata for any part of calendar year in which the Managers shall act as Managers), and/or in the event that the Managers provide repairs on the Vessel, the Owners shall pay the Managers the remuneration provided in Annex A.

The Manager shall not undertake expenses in excess of USD50,000 off the budget for any particular item for any one year, without the prior written approval by the Owner.

3.A.3       Insurance arrangements

The Owners shall arrange insurances in accordance with Clause 6 or shall instruct the Managers to arrange insurances on such terms and conditions as the Owners shall have agreed in particular regarding cover, conditions, insured values, deductibles, franchises, claims handling and reporting.

Subject to Clause 6 and without limiting the generality of the foregoing, the Managers shall be responsible for any or all of the following:

(i)	engaging the services of their appointed insurance brokers to assist them in arranging such insurances;

(ii)	compiling such statistics and enter into negotiations with such first-class insurance companies, underwriters and P&I Clubs as they consider necessary or desirable in order to arrange such insurances;

(iii)	arranging for all cover notes to be checked and for all premia, calls and debit notes to be paid promptly by their due date;

(iv)	subject to the prior instructions of the Owners, handling and/or procuring settlement of any claims in connection with the Vessel.

The Managers shall be reimbursed for any and all cost and expenses incurred under 3.A.3, as provided in clause Annex A, and

3.A.4       Provisions

(i)	The Managers shall arrange for the supply in necessary quantities of the Vessel’s needs in stores, consumable stores, spare parts, system and lubricating oils to the standard implied by their shipmanagement obligations in this Agreement.

(ii)	The Managers shall establish and maintain cost effective procedures for the purchase and supply of goods and services of the required quality.

(iii)	Where the Managers have negotiated terms and conditions with suppliers of any stores, spares, provisions or lubricating oils (“Goods”) and/or suppliers of services required by the Vessel, then the purchase of such goods and services, unless operational or other circumstances require, shall be undertaken with such suppliers on the basis of terms and conditions negotiated by the Managers.

(iv)	The Managers shall use all reasonable effort to achieve lowest prices available. If the Owners are able to obtain good faith, on arm’s length terms, on a true like for like basis (including quality, certification, place of supply, manufacturer, etc but ignoring taxes and exchange rate fluctuations) the same Goods and services at a lower price than obtained by the Managers the Owners will supply full details to the Managers and the Managers will be allowed to inquire to match such offers. In the event that the Managers cannot provide an equal or better match to such offers and provided that the Managers are not bound by any short/long term agreement for the provision of such Goods and services, the vendor suggested by the Owners will be used. In such case, the vendor will have to extend to the Managers all terms/conditions that are in force with the Owners.

(v)	The Owners cannot, except as described in clause (iv), instruct the Managers to use Owners’ vendors. The Managers will consider any such proposal from the Owners and will make their reasonable efforts to satisfy same, provided it does not have negative impact on other areas of the Managers’ business.

B. In addition to the Management Services provided under Clause 3.A. above, the Managers may also be entitled to carry out the following Management Services, provided always that the

Managers shall be instructed by the Owners to this effect and subject to the other terms and conditions hereinafter provided:

4.       Managers’ obligations

4.1     The Managers undertake to use best endeavors to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and international standards, applicable statutory and regulatory requirements and policies to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2     Where the Managers are providing Technical Management in accordance with Clause 3.A.2 they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel taking over the duties and responsibilities imposed by the ISM and ISPS Code when applicable.

4.3 Miscellaneous

(a)      The Managers shall not give a preference to other vessels it is managing under arrangements with persons other than Owners and will ensure a fair distribution of available manpower, supplies and services to the Vessel and its operations.

(b)      Notwithstanding anything in this Agreement to the contrary, and apart from standard increase in commissions and fees due to inflation index based upon appropriate European Union consumer price index reasonably acceptable to the Parties, the Management Fees payable by Owners under this Agreement shall not increase until 26th October 2022 (inclusive) and nor shall they increase for the period of any automatic renewal of this Agreement pursuant to Clause 17.1. The provisions of this sub-clause (b) shall survive the termination of this Agreement or its renewal.

As and with effect of the IPO Date this Clause 4.3 shall be deemed amended and supplemented as follows the words “26th October 2022” shall be deleted and replaced with the calendar date being five (5) calendar years after the date of the Qualifying IPO (for example, for indicative purposes only, if the IPO Date was 5 March 2020 in clause 4.3 the words “26th October 2022” would be replaced by “4 March 2025”).

(c)      All rights of Owners under this Agreement shall be exercised solely by the Board of Directors of Owners (“Board of Directors”) subject to the by-laws of Owners, and all instructions, directions, waivers, approvals, specifications or other actions permitted or required to be taken under this Agreement by Owners, including (without limitation) any express limitations imposed on the authority of Owners, shall be taken by the Board of Directors.

5.       Owners’ obligations

5.1     The Owners shall pay all sums due to the Managers promptly in accordance with the terms of this Agreement.

5.2     Without prejudice to the Managers’ obligation to provide Crew Management Services under Clause 3.A.1 and in the event that the Owners provide crew for the Vessel, the Owners shall:

(i)	procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95; and

(ii)	instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers’ safety management system.

6.       Insurance policies

The Owners shall procure, whether by instructing the Managers under Clause 3. A.3. or otherwise, that throughout the period of this Agreement:

6.1	At the Owners’ expense, the Vessel is adequately insured for:

(i)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(ii)	protection and indemnity risks (including pollution risks and crew Insurances);

(iii)	war risks (including protection and indemnity and crew risks);

(iv)	Certificate of Financial Responsibility (COFR), Freight Demurrage and Defense (FD&D) and/or other insurances as the Vessel’s trade may require;

in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations (collectively “the Owners’ Insurances”).

6.2     all premia and calls on the Owners’ Insurances are paid promptly by their due date,

6.3     the Owners’ Insurances name the Managers and, subject to underwriters’ and Owners’ agreement, any third party designated by the Managers as a co-assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in Clause 6.1, if reasonably obtainable on terms such that neither the Managers nor any such third party shall be under any liability in respect of premia or calls arising in connection with the Owners’ Insurances.

6.4     written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

7.       Income Collected and Expenses Paid on Behalf of Owners

All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8 and Annex A) shall in any event remain payable by the Owners to the Managers on demand.

8.       Management Fees

The Parties do hereby agree with and adopt the agreement on fees and costs as set out in Annex A to this Agreement which shall be an integral part of this Agreement.

9.       Budgets and Management of Funds

9.1 The Managers shall present to the Owners annually a budget for the following fiscal year in the Managers´ standard format or such other form as may be mutually agreed in writing. The first budget which will be submitted will be for the period from the Effective Date to December 31st, 2017. Subsequent annual budgets shall be prepared by the Managers for each calendar/fiscal year and submitted to the Owners at least forty-five (45) days prior to the commencement of each calendar/fiscal year, in respect of that fiscal year.

9.2     The Owners shall indicate to the Managers their acceptance and approval of the annual budget within thirty (30) days of presentation and in the absence of any such indication, the Managers shall be entitled to assume that the Owners have accepted the proposed budget.

9.3     In case requested by the Owners, following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers may update this estimate as may be required from time to time. Based thereon, the Managers shall each month request the Owners in writing for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premia, bunkers or provisions. In addition, the Owners shall provide the Managers upon request with any funds which the Managers may request to cover any expense which the Managers in their reasonable judgment consider to be for an emergency. All such funds shall be received by the Managers within ten days after the receipt by the Owners of the Managers’ written request and shall be held in a separate interest-bearing bank account or accounts which shall be operated by the Managers in trust for the Owners. The Managers shall be entitled to allocate such funds in such manner as the Managers determine and it shall not be open to the Owners to direct the Managers otherwise. The Managers shall not expend funds in excess of 5% of the budgeted amounts, without prior written Owners’ approval.

9.4     The Managers shall produce a monthly comparison between budgeted and actual expenditure of the Vessel in the Managers´ standard format or such other form as may be mutually agreed in writing. Budget/actual comparison reports will be produced and submitted on a monthly basis within 20 days from month end and will include all invoiced and accrued expenses. On a quarterly basis the Managers shall also provide variance explanations for variances of 10% or greater based on the total year to date cost. All invoices will be addressed to the Vessel name, c/o the Managers.

9.5     Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

10.     Managers' Right to Sub-Contract

The Managers shall not have the right to sub-contract any of their obligations hereunder, including those mentioned under Clause 3. A.1., except to Aminta Crew Management Inc. which is carrying out the supply and management of the Vessel’s crew, without the written consent of the Owners, such consent not to be unreasonably withheld. In the event of such a sub-contract the

Managers shall remain fully liable for the due performance of their obligations under this Agreement.

11.     Responsibilities

11.1   Force Majeure - Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their respective obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.2   Liability to Owners.

(i)       Without prejudice to Clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services unless same is proved to have resulted solely from the gross negligence, breach of material obligations under this Agreement or willful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers' personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers' liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of two times the Basic Management Fee payable hereunder.

(ii)      Notwithstanding anything that may appear to be the contrary in this Agreement, the Managers shall not be liable for any of the actions of the crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under Clause 3. A.1., in which case their liability shall be limited in accordance with the terms of this Clause 11.

11.3   Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under Clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, defaults, neglect, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.4   "Himalaya” - It is hereby expressly agreed that no employee or agents of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty contained in this Agreement and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled under this Agreement shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.     Documentation

Where the Managers are providing Technical Management in accordance with Clause 3. A.2. and/or Crew Management in accordance with Clause 3. A.1. they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.

Record keeping periods will be determined by the Managers’ Safety Management System (SMS).

13.     General Administration

13.1. The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes against or by the Owners involving third parties, including regular (monthly or as otherwise required based on the reasonable judgement of the Managers) reports on the handling of claims and disputes. The Managers will not settle any claim that is not covered by insurance without the approval of the Owners. The Managers will not pursue a claim against a third party relating to the Management Services without the prior written approval from the Owners.

13.2  The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

13.3  The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes (subject to Clause 3. A.3.) or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4  The Owners shall arrange for the provision of any necessary guarantee, bond or other security.

13.5  Any costs reasonably incurred by the Managers in carrying out their obligations according to this Clause 13 shall be reimbursed by the Owners.

14.    Auditing and Financial Documentation

The Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed. At any time as may be requested by the Owners, and in any event upon termination, for whatever reason, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.

15.    Inspection of Vessel

The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.

16.    Compliance with Law and Regulations

The Managers will not do or permit anything to be done which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades.

17.     Duration of the Agreement and Termination

17.1    .

17.1	Subject to Clauses 17.2, 17.3 and 17.4 this Agreement shall come into effect on the Effective Date and shall continue until 26th October 2022 (inclusive) and on such date shall automatically be renewed until 26th October 2027 (inclusive) and every five years thereafter this Agreement shall automatically be renewed for a further five years unless (and without prejudice to any other termination rights in this agreement):

(i)	this Agreement is terminated at any time by the Owner giving to the Manager not less than three months prior notice (other than by way of a Notice of Non-Renewal) of termination in writing (“Early Termination Notice”), in which event the term of this Agreement shall terminate and the Manager shall cease to be responsible for the provision of the Management Services on and from the time and date specified in such notice; or

(ii)	in respect of any automatic renewal, this Agreement is terminated by either Party giving to the other Party, notice in writing (such notice shall not be given any less than three months’ prior to the relevant automatic renewal date) that such Party does not agree to the relevant automatic renewal (“Notice of Non-Renewal”), in which event the term of management under this Agreement shall terminate and the Manager shall cease to be responsible for the provision of the Management Services on and from the date this Agreement would otherwise have automatically renewed.

In the event of termination of this Agreement by the Owner the Managers shall be entitled to receive a termination payment equal to the prior 12 months Basic Management Fee due to the Manager as outlined in Clause 8 and annex A, save that no such termination payment shall be payable by the Owner in the event that termination is for default of the Manager in performing their obligations or as a result of the Manager not being permitted by applicable law to perform the services under this Agreement or due to the insolvency of the Manager.

For the avoidance of doubt, if the Manager terminates this Agreement by way of a Notice of Non-Renewal, no termination payment shall be payable by the Owner.

As and with effect of the IPO Date this Clause 17.1 shall be deemed amended and supplemented as follows:

(i)       the words “26th October 2022” shall be deleted and replaced with the calendar date being five (5) calendar years after the date of the Qualifying IPO (for example, for indicative purposes only, if the IPO Date was 5 March 2020 in clause 17.1 the words “26th October 2022” would be replaced by “4 March 2025”); and

(ii)      the words “26th October 2027” shall be deleted and replaced with the calendar date being ten (10) calendar years after the date of the Qualifying IPO (for example, for indicative purposes only, if the IPO Date was 5 March 2020 in clause 17.1 the words “26th October 2027” would be replaced by “4 March 2030”).

17.2   Owners’ Default.

(i)	The Managers shall be entitled to terminate this Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement shall not have been received in the Managers' nominated account within thirty (30) running days of receipt by the Owners of the Managers’ written request or if the Vessel is repossessed by the mortgagees.

(ii)	If the Owners proceed with the employment of or continue to employ the Vessel in carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practicably possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate this Agreement with immediate effect by notice in writing.

17.3    Managers’ Default

If the Managers fail to meet in any material respect their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate this Agreement with thirty (30) days’ prior notice in writing.

17.4    Extraordinary Termination.

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel (other than sale to an affiliated company with, or to a company belonging to the same group as the Owners) or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

17.5    For the purpose of Clause 17.4:

(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be the registered owners of the Vessel;

(ii)	the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

17.6    This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either Party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

17.7    The termination of this Agreement shall be without prejudice to all rights accrued due between the Parties prior to the date of termination.

18.      Law and Arbitration

18.1    This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 18.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

19.      Notices

Any notice to be given by either Party to the other Party shall be in writing and may be sent by fax, registered or recorded mail or by personal service.

( i )        if to be served to the Managers at:

C Transport Maritime Sam

7 rue du Gabian

98000 Monaco

Fax No. +377 97982300

(ii)        if to be served to the Owners, at:

Voyageurs Shipping Co. Ltd

c/o C Transport Maritime Sam

7 rue du Gabian

98000 Monaco

Fax No. +377 97982306

20.      Hardship

If the continued performance of this Agreement becomes economically burdensome for the Parties due to an event or events not contemplated at the time of entering into this Agreement, then the Parties agree to review the terms of clause 8 and negotiate a solution in good faith.

For and on behalf of VOYAGEURS SHIPPING CO. LTD. /s/ Luigi Pulcini Director – Luigi Pulcini	For and on behalf of C TRANSPORT MARITIME S.A.M. /s/ John Michael Radziwill Director – John Michael Radziwill

ANNEX A

Management Fees

1.1	Basic Management Fee

In consideration of the Management Services rendered by the Managers under Clause 3 of this Agreement the Owners shall pay to the Managers an annual management fee in the lump sum amount of United States Dollars One Hundred and Forty-Four Thousand (US$144,000) (the “Basic Management Fee”), which shall be payable by quarterly installments in advance, starting from the Effective Date.

1.2	Additional Management Fees

(i)	In the event that, within the context of Clause 3.A.2:

(a)	the Managers’ superintendents or other employees visit the Vessel in excess of thirty (30) days, in any calendar year (and pro rata for part of a calendar year), and/or

b)	the Managers are instructed to arrange and provide repair works on the Vessel, then the Managers shall be entitled by way of remuneration to a fee which will be agreed and calculated on a daily basis.

(ii)	The Owners shall reimburse the Managers for postage, communication, and other general expenses in the lump sum amount of $15,000 per quarter, payable quarterly in advance.

(iii)	The Owners shall reimburse the Managers for traveling expenses and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.

(iv)	In the event that within the context of Clause 3.A.3 the Managers provide any insurance arrangements they shall be reimbursed for time and expense at rates to be agreed on a case by case basis. Any such invoices will be payable upon presentation to the Owners.

(v)	In the event that within the context of Clause 3.B.1 the Managers provide any Commercial Operations Services they shall be reimbursed for time and expense at rates to be agreed on a case by case basis. Any such invoices will be payable upon presentation to the Owners.

The additional management fees provided in Clauses 1.2. (i), (ii), (iii), (iv), and (v) above are herein collectively called the “Additional Management Fees”, which term shall mean all of them or any of them, as the context may require.

1.3.        The Basic Management Fee and the Additional Management Fees shall be payable by the Owners in consideration of the Management Services rendered by the Managers in any calendar year and shall be payable proportionately for any part of the calendar year in which the Managers shall act as Managers.

1.4         The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff facilities and stationery.

1.5         If as a result of a collision, accident, emergency, or any other extraordinary circumstances, the Managers´ workload is increased beyond that which the Parties could reasonably have anticipated, the Managers shall agree with the Owners reasonable additional remuneration with regard to the nature of the extraordinary incident that occurred, the personnel and any of the Managers´ resources deployed, and all other relevant circumstances including insurance recoveries.

1.6         In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clause 17 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, in either case after the third anniversary of the Effective Date, the Management Fees payable to the Managers according to the provisions of Clauses 1.1 and 1.2 shall continue to be payable for a further period of three calendar months as from the termination date. In addition, provided that the Managers provide crew for the Vessel in accordance with Clause 3.A.1:

(i)	the Owners shall continue to pay Crew Support Costs during the said further period of three calendar months; and

(ii)	the Owners shall pay any Severance Costs which may materialize according to seamen’s employment agreements.

1.7          Unless otherwise agreed in writing, invoiced discounts and commissions obtained by the Managers in the course of the management of the Vessel or based on volumes applicable to the Vessel shall be credited to the Owners.

Schedule of Substantially Identical Shipmanagement Agreements

Omitted Pursuant to Instruction 2 to Item 601 of Regulation S-K

Material Details in Which Omitted Shipmanagement Agreements Differ from the Shipmanagement Agreements between Voyageurs Shipping Co. Ltd and C Transport Maritime S.A.M., dated January 30, 2018

Agreement	Counterparty

Shipmanagement Agreement dated January 2, 2017	Aquadonna Shipping Co. Ltd
Shipmanagement Agreement dated January 2, 2017	Aquamarine Shipping Co. Ltd
Shipmanagement Agreement dated January 2, 2017	Aquakula Shipping Co. Ltd
Shipmanagement Agreement dated April 13, 2017	Aquaknight Shipping Co. Ltd
Shipmanagement Agreement dated April 24, 2017	Nautical Dream Shipping Co. Ltd
Shipmanagement Agreement dated May 19, 2017	Aquapride Shipping Co. Ltd
Shipmanagement Agreement dated May 19, 2017	Aquacharm Shipping Co. Ltd
Shipmanagement Agreement dated June 21, 2017	Aquavictory Shipping Co. Ltd
Shipmanagement Agreement dated June 21, 2017	Aquajoy Shipping Co. Ltd
Shipmanagement Agreement dated August 1, 2017	Aquakatana Shipping Co. Ltd
Shipmanagement Agreement dated August 2, 2017	Aquahope Shipping Co. Ltd
Shipmanagement Agreement dated November 7, 2017	Minnehaha Shipping Co. Ltd
Shipmanagement Agreement dated November 7, 2017	Maka Franz Shipping Co. Ltd
Shipmanagement Agreement dated November 7, 2017	Iron Range Shipping Co. Ltd
Shipmanagement Agreement dated November 7, 2017	Silver Surfer Shipping Co. Ltd
Shipmanagement Agreement dated November 7, 2017	Belle Taine Shipping Co. Ltd
Shipmanagement Agreement dated November 7, 2017	Minnetonka Shipping Co. Ltd
Shipmanagement Agreement dated November 7, 2017	Itasca Shipping Co. Ltd
Shipmanagement Agreement dated January 2, 2018	Pretty Carrier Co. Ltd
Shipmanagement Agreement dated January 2, 2018	Proud Shipping Co. Ltd
Shipmanagement Agreement dated January 2, 2018	Angel Carrier Co. Ltd
Shipmanagement Agreement dated January 2, 2018	Scope Carrier Co. Ltd
Shipmanagement Agreement dated January 8, 2018	Atlantic Bridge Shipping Co. Ltd